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                                                                   EXHIBIT 10.32


                         HUGHES ELECTRONICS CORPORATION
                              RETENTION BONUS PLAN
                           AS AMENDED JANUARY 28, 2003



         1. Purposes. The Board of Directors (the "Board") of Hughes Electronics Corporation, a Delaware corporation (the "Company"), is exploring the possibility of accomplishing a transaction that would result in a change in control of the Company. The Board believes that it is in the best interests of the Company and its shareholders that certain employees of the Company and its subsidiaries remain employed by the Company (or its successor) while the Board is exploring potential transactions, through the signing and closing of a transaction, and during the one year period after the closing of the transaction. Therefore, in order to encourage these employees to continue their employment with the Company (and its successor), the Board has caused the Company to adopt this Hughes Electronics Corporation Retention Bonus Plan (the "Plan").

         2. Definitions. Certain capitalized terms not otherwise defined herein shall have the definitions ascribed to such terms in APPENDIX A attached hereto.

         3. Participation. The Company shall, in its sole discretion, determine which employees of the Company and its subsidiaries shall be Participants in the Plan, and shall provide written notice to each Participant that he or she has been designated as a Participant (the "Participation Notice").

         4. Retention Bonus. If a Change in Control occurs prior to the End Date, and only upon the first Change in Control during the term of the Plan, each Participant who remains continuously employed by the Company, its successor or an affiliate thereof as provided below shall be entitled to receive a retention bonus in the amount set forth in such individual's Participation Notice (the "Retention Bonus"). Subject to the terms and conditions of this Plan, payment of the Retention Bonus will be made in two equal installments, as follows:

                  (i) Fifty percent (50%) of the Retention Bonus shall be paid to the Participant in the form of a lump-sum cash payment on the Closing Date (the "First Installment"), provided that the Participant remains continuously employed by the Company through the Closing Date; and

                  (ii) Fifty percent (50%) of the Retention Bonus shall be paid to the Participant in the form of a lump-sum cash payment as soon as practicable (but in no event more than 30 days) after the Anniversary Date (the "Second Installment"), provided that the Participant remains continuously employed by the Company, its successor or an affiliate thereof through the Anniversary Date.

         5.       Termination of Employment.

        (a) Continuous Employment Through Closing Date and Anniversary Date. Each Participant who remains continuously employed by the Company through the Closing Date shall receive the First Installment. Each Participant who remains continuously employed by the



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Company, its successor or an affiliate through the Anniversary Date shall receive the Second Installment.

         (b) Voluntary Termination Before Closing Date. If a Participant retires or voluntarily terminates his or her employment before the Closing Date, or terminates for any reason or circumstance not identified in 5(c) or 5(d) below, the Participant shall not have any right to receive the Retention Bonus.

         (c) Involuntarily Termination Before Closing Date. If a Participant is laid off by the Company before the Closing Date, then the Chairman of the Company's Board of Directors may determine that the Participant shall be entitled to receive his or her Retention Bonus, payable in a single installment in the form of a lump-sum cash payment as soon as practicable (but in no event more than 30 days) after the date of termination of employment, and such determination shall be final and binding (the "Chairman's Determination").

         (d) Termination Between Closing Date and Anniversary Date. If, after the Closing Date but before the Anniversary Date, either the Participant is laid off by the Company, its successor or an affiliate or the Participant terminates his or her employment for Good Reason, then, in addition to the First Installment, the Participant shall be entitled to receive the Second Installment, payable in the form of a lump-sum cash payment as soon as practicable (but in no event more than 30 days) after the date of termination of employment.

         6. No Right To Continued Employment. Nothing contained in this Plan shall (i) confer upon any Participant any right to continue in the employ of the Company, its successor or an affiliate thereof, (ii) constitute any contract or agreement of employment, (iii) interfere in any way with the right of the Company, its successor or an affiliate thereof to terminate a Participant's employment at any time, with or without cause, or (iv) affect in any way a Participant's rights under any other plan or agreement with the Company, including, without limitation, any employment or severance agreement between the Participant and the Company.

         7. Successors; Non-Transferability. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume this Plan and all obligations of the Company hereunder in the same manner and to the same extent that the Company would be so obligated if no such succession had taken place. Except as provided in the previous sentence, no right or interest under this Plan is transferable or assignable except by will or the laws of descent and distribution.

         8. Employee Matters Committee. Except with respect to the Chairman's Determination, the Employee Matters Committee (as defined below) shall have the authority to review all determinations regarding any Participant's right to a Retention Bonus under this Plan, and all decisions of the Employee Matters Committee shall be final and binding on the Company, its successor and the Participant and his or her beneficiaries. The "Employee Matters Committee" shall mean a committee comprised of not less than five individuals who shall initially be designated by the Executive Compensation Committee of the Board prior to a Change in Control. After a Change in Control, any vacancy on the Employee Matters Committee shall be filled by any person designated by the then remaining members of the Employee Matters Committee.






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         9.  Amendment and Termination. No provision of this Plan may be amended, modified, waived or terminated in a manner adverse to any Participant unless such amendment, modification, waiver or termination is agreed to in writing by each Participant affected thereby. Notwithstanding the foregoing, if the Closing Date has not occurred prior to the End Date, this Plan shall automatically terminate on the End Date.

         10. Taxes. All amounts payable hereunder shall be subject to applicable federal, state and local tax withholding.

         11. Unsecured General Creditors. Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company. For purposes of the payment of benefits under this Plan, any and all of the Company's assets shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company's obligations under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

         12. Governing Law. This Plan shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California without regard to the conflicts of laws principles thereof.

         13. Effective Date.  The effective date of this Plan is July 1, 2001.







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                                   APPENDIX A

                                   DEFINITIONS

         "Anniversary Date" means the date of the one year anniversary of the Closing Date.

         "Change in Control" means

         (i) a change in ownership of the common stock of the Company (note:
"common stock of the Company" refers to the common stock of Hughes Electronics Corporation, not General Motors Corporation, Class H common stock or GMH), whether by sale, merger, consolidation or reorganization pursuant to which General Motors Corporation (or any entity that succeeds to the auto business of General Motors Corporation, e.g., as a result of a spin-off or otherwise) does not own directly or indirectly more than 50% of the outstanding common stock, in value, of the Company or any successor surviving entity; provided, however, that if following any such change the Company or its successor is subject to the periodic reporting rules of the Securities Exchange Act of 1934 (the "Exchange Act"), and no "person" or "group" is the "beneficial owner", as each such term is defined for purposes of the Exchange Act, of stock representing more than 5% of the outstanding voting power of all classes of stock of the Company, such change in ownership shall not constitute a Change in Control for purposes hereof;

         (ii) the sale or distribution of all or substantially all of the assets of the Company to an unrelated entity or entities or to an entity in which General Motors Corporation does not directly or indirectly own more than 50% in value of the equity of such entity; and

         (iii) a sale or other disposition, or the last sale or other disposition to occur in a series of sales and/or other dispositions within any 5 year period ("Serial Sales") directly or indirectly by the Company of assets constituting one or more discrete business units (including any sale through a public offering of shares of voting stock of a subsidiary) which accounts for (or in the case of stock sold through a public offering, which represents indirect ownership on a proportionate basis of such assets accounting for) more than 40% of the annual consolidated revenues of the Company and its subsidiaries as of the end of the previous fiscal year (in the case of Serial Sales, as of the end of the fiscal year immediately preceding the year in which the last sale or other disposition occurs) as determined in accordance with generally accepted accounting principles; provided, however, that, if the Participant is not employed substantially exclusively in connection with one or more of the discrete businesses involved in such sale(s) or other disposition(s), no sale or disposition of assets or stock shall be taken into account to the extent that the proceeds of such sale or disposition (whether in cash or in-kind) are reinvested or are, in the case of proceeds received in-kind, used in the ongoing conduct by the Company or one or more of its subsidiaries of the business of the Company and/or such subsidiary or subsidiaries; and provided further that such a reinvestment shall not be deemed to have occurred unless made within 18 months of such sale or disposition; and provided further that the term reinvestment shall exclude, inter alia, the use of proceeds (x) to repay debt incurred in connection with the operation of the business in which the assets sold or disposed of were used or (y) to pay dividends.

         (iv) in addition to the events described in subsection (iii), it shall be a "Change in Control" for purposes hereof for any Participant who is employed substantially exclusively in the





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business of a Designated Business Unit, as hereinafter defined, and if an event described in subsection (iii) shall occur, except that for purposes of this subsection (iv), references in subsection (iii) to the "Company" shall be deemed to refer to the Designated Business Unit in the business of which the Participant is principally employed. A Change in Control described in this subsection (iv) shall apply only to a Participant employed substantially exclusively by the affected Designated Business Unit. For purposes of this subsection (c)(iv), "Designated Business Unit" shall mean PanAmSat, DIRECTV, Hughes Network Systems, Galaxy Latin America and any other business unit identified as a Designated Business Unit by the Company from time to time.

         (v) any provision of the foregoing to the contrary notwithstanding, the reorganization of the Company involving the disposition of its satellite systems businesses shall not constitute a Change in Control, for purposes hereof.

         "Closing Date" means the date on which the Change in Control is consummated.

         "End Date" means June 30, 2004.

         "Good Reason," with respect to any Participant, means any of the following events, without the Participant's written consent:

         (i) (A) any reduction in the amount of the Participant's annual salary,
(B) any reduction in the Participant's aggregate incentive compensation opportunities, or (C) any significant reduction in the aggregate value of the Participant's benefits as in effect from time to time (unless such reduction is pursuant to a general change in benefits applicable to all similarly situated executives of the Company);

         (ii) a significant reduction in the Participant's position, authority, duties or responsibilities or the Participant's reassignment to a position with authority, duties or responsibilities which are not consistent with the Participant's professional and educational experience and qualifications; or

         (iii) a transfer of the Participant's principal place of employment to a location more than 50 miles from the Participant's place of employment as of the date of this Plan, unless, during the one year period ending on the Anniversary Date, the Company (A) makes reasonable accommodations which permit the Participant to not relocate his or her principal residence and to commute between the Participant's principal residence and principal place of employment and (B) provides the Participant with, or reimburses the Participant for the cost of, commuting between the Participant's principal residence and principal place of employment and meals, lodging and transitional support at the Participant's principal place of employment.

         Notwithstanding the above, the occurrence of any of the events described in (i), (ii) or (iii) above will not constitute a "Good Reason" unless the Participant gives the Company written notice, within 30 calendar days after the Participant knew or should have known of the occurrence of any of the events described in (i), (ii) or (iii) above, that such event constitutes an "Good Reason," and the Company thereafter fails to cure the event within 30 days after receipt of such notice.

         "Participant" means an individual designated by the Company as a participant in the Plan.







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